Exhibit 99.1

COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com
Cohu Unit to Acquire Rasco GmbH
POWAY, Calif., December 8, 2008 — Cohu, Inc. (NASDAQ:COHU) today announced that its Delta Design subsidiary has agreed to purchase Rasco GmbH (Rasco) from Dover Corporation for $80 million in cash to be funded out of Cohu’s existing cash reserves. Cohu expects the transaction to be completed within a few days.
Rasco, located near Munich, Germany designs, manufactures and sells Gravity-Feed and Strip Semiconductor Test Handlers used in final test operations by semiconductor manufacturers and test subcontractors. Rasco’s unaudited sales for the twelve months ended November 2008 were approximately $47 million.
James A. Donahue, Cohu President and Chief Executive Officer stated, “With the acquisition of this premier gravity-feed IC test handler company, Cohu extends its leadership position in the IC test handler industry and gains the benefits of driving industry consolidation. The Rasco team has earned a reputation for innovative engineering, high quality manufacturing, outstanding customer support and strong financial performance. This transaction significantly expands Cohu’s served market in an industry that we understand very well.”
Donahue continued, “We believe this acquisition will have substantial long-term benefits for Cohu’s shareholders, customers and employees. We project this transaction will be moderately dilutive on a non GAAP basis in 2009, given the outlook for weak economic conditions. But with no product overlap and clear synergies in manufacturing, sales and service, we expect the Rasco acquisition will drive meaningful accretion when business conditions improve. The combination of Delta Design’s industry-leading pick and place IC test handlers and thermal technology and Rasco’s gravity-feed and test-on-strip systems, offers customers the broadest line of IC test handling and thermal solutions in the industry.”
Donahue concluded, “While current semiconductor equipment industry and macroeconomic conditions are difficult, Cohu remains financially strong with approximately $80 million in cash and no debt after the transaction. The acquisition of Rasco, the margin enhancement initiatives that we have underway, the recent introduction of our new Matrix high-speed test handler, and the planned introduction in 2009 of our next-generation thermal handler for microprocessors, graphics processors and other high performance logic devices, position Cohu for excellent growth in revenue and profits when business conditions improve.”
Needham & Company, LLC acted as the financial advisor and provided a fairness opinion to Cohu related to this transaction.
A conference call to discuss this acquisition will take place at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time, Monday, December 8, 2008. The call will be broadcast simultaneously over the Internet. Interested investors can access the webcast and accompanying slide presentation at http://www.cohu.com and click on “Investor Information” at least five minutes before the call begins. The webcast, slide presentation and transcript of the conference call will be archived on our website.
Cohu, through its Delta Design subsidiary, is a leading supplier of test handling solutions used by the global semiconductor industry, as well as a supplier of closed circuit television and microwave communications equipment.
Certain matters discussed in this release, including statements concerning expectations of Cohu’s and Rasco’s future operating performance are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, difficulties in integrating the Rasco acquisition, expected synergies and cost savings from the acquisition may not be realized, market opportunities as a result of the acquisition may be smaller than anticipated or may not be realized, reduced demand for our products as a result of the global economic crisis, customer orders may be canceled or delayed, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.
For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106; Delta Sales (858) 848-8000 or visit www.deltad.com